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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
AXS-One Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-11681, 333-49733, 333-61125, and 333-72138) on Form S-8 and (No. 333-49731)
on Form S-3 of AXS-One Inc. of our report dated January 31, 2002, relating to the consolidated balance sheets of AXS-One Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2001, and our report dated January 31, 2002 on the related consolidated financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of AXS-One Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 29, 2002